THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT RIDER

Notwithstanding any provision in the Contract to the contrary, this Rider is a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail. The manner in which benefits and values are described in the Contract is not modified by this Rider unless indicated herein.

Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract to which this Rider is attached, including any endorsements or other riders attached to such Contract.

This Rider replaces the “AMOUNT OF DEATH BENEFIT” and “SPOUSAL BENEFICIARY CONTINUATION” provisions under the “DEATH BENEFIT PROVISIONS” section in the Contract.

TABLE OF CONTENTS

SECTIONS	PAGE(S)

Rider Data Page	[2]f1

Amount of Maximum Anniversary Value Death Benefit	[3]f1

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RIDER DATA PAGE

MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT CHARGE (for Owner or Continuing Spouse, if Continuing Spouse is Age [80 or younger] on the Continuation Date):

MAXIMUM ISSUE AGE:

PURCHASE PAYMENT AGE LIMIT:

Annual fee of [0.25%] f2 of the average daily ending value of the assets attributable to the Accumulation Units of the Variable Portfolio(s) to which Your Contract is allocated. We deduct this charge daily. This charge is in addition to other charges, fees and expenses described in Your Contract. This charge will cease upon the earliest of (1) Annuitization; (2) when this Rider terminates; or (3) when the Contract is terminated.

[80] f3

The earlier of Age [80] f4 or the Age applicable to any Purchase Payment restrictions and/or limits shown in any endorsements and/or riders attached to the Contract.

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AMOUNT OF MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT

Upon Your death We will pay a death benefit to the Beneficiary upon Our receipt of all Required Documentation.

Upon Our receipt of all Required Documentation, We will calculate the death benefit as the greatest of:

1.	The Contract Value as of the Business Day during which We receive all Required Documentation; or

2.

The sum of all Purchase Payment(s) received, which are subject to the Purchase Payment Age Limit shown on the RIDER DATA PAGE, reduced proportionately for each withdrawal by the percentage by which each such withdrawal reduced the Contract Value; or

3.	The Maximum Anniversary Value that is equal to the greatest anniversary value determined prior to the earlier of (a) or (b), where:

(a)	is Your 83rd birthday; or

(b)	is Your date of death;

This value is increased by any Purchase Payment(s) received since that Contract Anniversary, which are subject to the Purchase Payment Age Limit shown on the RIDER DATA PAGE; and reduced proportionately for any Withdrawals taken since that Contract Anniversary by the percentage by which each such Withdrawal reduced the Contract Value.

SPOUSAL BENEFICIARY CONTINUATION

If eligible, the Spousal Beneficiary may elect to continue the Contract as the Owner. On the Continuation Date, We will contribute to the Contract Value an amount by which the death benefit that would have been paid to the Spousal Beneficiary exceeds the Contract Value, if any, as of the Business Day during which We receive all Required Documentation.

Any amount We contribute to Contract Value as described above is not considered a Purchase Payment.

If the Spousal Beneficiary continues the Contract to which this Rider is attached, no death benefit is paid out to the Spousal Beneficiary on the Continuation Date and upon the Spousal Beneficiary’s death, We will pay a death benefit to the Beneficiary upon Our receipt of all Required Documentation.

If the Spousal Beneficiary was Age 80 or younger on the Continuation Date, the Maximum Anniversary Value Death Benefit Charge shown on the RIDER DATA PAGE will continue to be deducted. Upon death of the Spousal Beneficiary, We will calculate the death benefit as the greatest of:

1.	The Contract Value on the Business Day during which We receive all Required Documentation; or

2.

The Contract Value on the Continuation Date, plus Purchase Payment(s) received after the Continuation Date, which are subject to the Purchase Payment Age Limit shown on the RIDER DATA PAGE, and reduced proportionately for any Withdrawals taken after the Continuation Date by the percentage by which each such Withdrawal reduced the Contract Value; or

3.	The Maximum Anniversary Value after the Continuation Date that is equal to the greatest anniversary value determined prior to the earlier of (a) or (b), where:

(a)	is the Spousal Beneficiary’s 83rd birthday; or

(b)	is the Spousal Beneficiary’s date of death;

This value is increased by any Purchase Payment(s) received after that Contract Anniversary and are subject to the Purchase Payment Age Limit shown on the RIDER DATA PAGE; and reduced

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proportionately for any Withdrawals taken after that Contract Anniversary by the percentage by which each such Withdrawal reduced the Contract Value.

If the Spousal Beneficiary was Age 81 to Age 85 on the Continuation Date, the Maximum Anniversary Value Death Benefit Charge shown on the RIDER DATA PAGE will no longer be deducted. Upon death of the Spousal Beneficiary, We will calculate the death benefit as the greater of:

1.	The Contract Value on the Business Day during which We receive all Required Documentation; or

2.

The Contract Value on the Continuation Date, plus Purchase Payment(s) received after the Continuation Date, which are subject to the Purchase Payment Age Limit shown on the RIDER DATA PAGE; and reduced proportionately for any Withdrawals taken after the Continuation Date by the percentage by which each such Withdrawal reduced the Contract Value.

If the Spousal Beneficiary was Age 86 or older on the Continuation Date, upon death of the Spousal Beneficiary, the amount of the death benefit is the Contract Value on the Business Day during which We receive all Required Documentation and the Maximum Anniversary Value Death Benefit Charge shown on the RIDER DATA PAGE will no longer be deducted as of the Continuation Date.

PERIODIC REPORTS

At least once during each Contract Year, We will send You a statement that contains information such as, the value of this death benefit.

TERMINATION OF THIS RIDER

This Rider will remain in effect until the earlier of:

1.	Termination of the Contract in accordance with the provisions of the Contract;
2.	After the remaining Contract Value is reduced to zero;
3.	Upon Annuitization; or
4.	Payment of a death benefit.

Signed for the Company to be effective on the Contract Date.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

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